Exhibit 99.4

David C. Brown	15935 La Cantera Parkway
Chairman and Chief Executive Officer	San Antonio, TX 78256

STRICTLY PRIVATE AND CONFIDENTIAL

November 24, 2025

To: The Special Committee of the Board of Directors, Janus Henderson Group plc

Victory Capital Holdings, Inc. (“Victory”) is pleased to submit this preliminary, non-binding indication of interest (the “Proposal”) to explore an acquisition of Janus Henderson Group plc (“Janus Henderson” or the “Company”). We have tremendous respect for Janus Henderson’s global franchise, leadership team, and brand. We have studied Janus Henderson over the years and have long thought that a combination would be a transformative opportunity for both companies. Our team has also discussed the merits of a potential transaction with our Board of Directors. We believe we are uniquely positioned to offer a compelling value proposition to Janus Henderson shareholders.

Based on conversations with your financial advisors, we are pleased to provide you with this Proposal.

Overview of Victory

Victory is a diversified global asset management firm with $316 billion in total client assets (“AUM”) as of October 31, 2025, and operates a next-generation business model combining autonomous boutique investment qualities with the benefits of a scaled, fully-integrated, centralized—but not standardized—operating and distribution platform.

Victory provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors around the world with clients in 60 countries. With 9 autonomous Investment Franchises and a Solutions Platform, Victory offers a wide array of investment styles and investment vehicles including, actively managed mutual funds, separately managed accounts, private fund structures, rules-based, active and thematic ETFs, multi-asset class strategies, custom-designed solutions, UMAs, CTFs, UCITs, and a 529 College Savings Plan. Our product set includes 121 mutual funds, 7 variable insurance funds and 26 ETFs. We own a registered broker-dealer, Victory Capital Services, Inc., which provides efficient support for our products.

We are headquartered in San Antonio, Texas and have 15 offices globally. Our firm is listed on the NASDAQ (VCTR) and a majority of our employees own VCTR equity. Employees and directors own a meaningful amount of the equity in our firm, driving the ownership culture, which is an important contributing factor for our success. Currently, employees hold more than a quarter of a billion dollars of investments in our firm’s products, all by choice.

We have a long history of accelerating growth from acquisition transactions. With past acquisitions we have proven our ability to create a path from introduction through approval and to asset flow by leveraging our long-standing relationships across various distribution channels. Our unique distribution partnership with Amundi, one of the largest European asset managers with $2.7tn AUM, has enabled Victory to globalize its business and expand distribution reach outside the U.S.

We are proud to have successfully executed on all of our acquisition transactions. This began with our management-led buyout from KeyCorp (2013) and continued with our past acquisitions of Munder Capital (2014), CEMP (2015), RS Investments (2016); USAA Investments (2019); THB Asset Management (2021); WestEnd Advisors (2021); Pioneer / Amundi (2025).

Our stellar track record speaks for itself. In past transactions, we have not only delivered on meaningful net expense synergies – but often exceeded what we initially planned. The Victory platform has met or exceeded synergy targets through all of its transactions. The public market continues to validate our success. Victory’s share price increased ~120% in the year following the USAA announcement and ~40% in the year following Pioneer / Amundi. Since the IPO, Victory has generated tremendous shareholder value, with a TSR of ~460%. Moreover, since the MBO in 2013, the TSR is over 1,650%.

Tel: [***] ● E-mail: [***] ● www.vcm.com

Our strategy for growth through inorganic and organic opportunities has delivered significant value creation to our shareholders. We support our Franchises with a world-class operational platform, with the goal of delivering centralized but not standardized services to all our businesses. We also have the resources and experience to develop and launch new products. Our size, scale and financial stability have allowed us to make significant investments in our operational, technology, and data platforms while expanding our product offerings. Victory delivers all of this while allowing the investment Franchises to maintain their investment autonomy, decision making and brand identity, so they can be in the best position to add value for their clients.

Transaction Rationale and Mutual Strategic Benefits

The combination of Victory and Janus Henderson would bring together highly complementary brands to create a scaled, diversified asset manager positioned to better compete with the mega cap firms in the industry.

We believe a transaction would yield substantial strategic benefits for the combined business, including, but not limited to:

•	Creates a scaled business with ~$800bn of assets under management
•	Augments and diversifies the stability of cash flows by adding meaningful earnings across a broader suite of product offerings, vehicles, distribution channels and geographies
•	Provides a much more scaled and competitive organization in the US intermediary sales channel
•	Accelerates organic growth by leveraging a significantly larger sales and marketing effort globally
•	Provides substantial cost synergies (preliminarily estimated to be $500mm), allowing for increased investment in the combined platform
•	Creates optionality around future acquisition strategies within the US and outside the US based on the increased size, scale and enlarged organization and financial metrics

Proposed Value and Transaction Structure

Based on our review of publicly available information, Victory is pleased to provide this indicative proposal with a headline value of $50 - $52 per Janus Henderson share, comprised of $30 per share in cash with the balance in Victory shares. As a result, Janus Henderson shareholders would own approximately 37% to 39% of the pro forma company.

Our Proposal offers a “best-of-both-worlds” transaction to Janus Henderson shareholders. This offer consists of a majority of the transaction consideration delivered in cash, as well as a very significant ownership stake in the pro forma company. We believe this ownership stake has the potential to deliver meaningful value to Janus Henderson shareholders as the combination benefits are realized and Victory trading multiple appropriately reflects the pro forma company’s future prospects. Based on the easily achievable combination benefits and 0.5x multiple re-rating, the total value delivered to Janus Henderson shareholders can exceed $60 per share.

Sources of Funding

We intend to fund the transaction with cash on hand and committed financing, with no financing contingency. We will have sufficient committed capital to consummate the proposed acquisition and will provide customary commitment letters at the time of definitive documentation.

Future Plan for Company and Employees

Victory believes that success in asset management relies on the quality and engagement of its people. We have high admiration for the Janus Henderson leadership team and would consider the best talent in both companies for the combined business and anticipate a good number of the leadership team would be offered positions in the pro forma organization with meaningful roles. Victory assumes it will retain the entire Janus Henderson investment team and would provide competitive compensation and benefits to Janus Henderson employees joining Victory. We also intend to retain the Janus Henderson brand.

Due Diligence

We expect to conduct customary financial, legal, operational and business due diligence. Such due diligence would require reasonable access to the Company’s financial and operating information, and would include, but would not be limited to, the following:

•	Detailed review of current clients
•	Detailed review of historical operating and financial results
•	Review of long-term business plan and forecast
•	Review of compensation process and key assumptions
•	Review of the balance sheet, capital requirements, and capital structure
•	Analysis of investment philosophy, process, and performance
•	Review of all material contracts
•	Meetings with senior management and key investment professionals
•	Distribution and AUM raising collaboration discussions
•	Detailed review of tax, legal, and compliance matters

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Timeline

Victory will endeavor to complete diligence within two to three weeks and will aim to be in a position to execute definitive agreements by year-end, provided the requisite access to information and Janus Henderson management is provided in a timely manner. We look forward to better understanding the Special Committee’s process timeline and next steps.

Approvals

The Victory Board of Directors has reviewed and is supportive of this Proposal. Our final offer would be subject to customary regulatory, shareholder, and anti-trust/competition approvals as well as the negotiation of a mutually acceptable definitive transaction agreement and voting agreement and the unanimous approval of the Janus Henderson Board. In addition, industry standard consents from Janus Henderson clients will need to be obtained. The transaction would also be subject to the formal approval of our Board of Directors.

Advisors

We have engaged PJT Partners LP as financial advisor and Willkie Farr & Gallagher LLP as legal advisor for this transaction.

Contact Information

The contact details for the individuals from Victory and PJT Partners, who are available to answer questions regarding our Proposal are below:

David Brown

Chairman and Chief Executive Officer

Telephone: [***]

Email: [***]

Michael Policarpo

President, Chief Administrative Officer and Chief Financial Officer

Telephone: [***]

Email: [***]

Michael Freudenstein

Partner, PJT Partners LP

Telephone: [***]

Email: [***]

Jason Noble

Partner, PJT Partners LP

Telephone: [***]

Email: [***]

This Proposal is solely an indication of interest, and does not constitute an offer, or the solicitation for an offer, or any commitment on our part to submit a definitive proposal at any time in the future or to proceed with any potential transaction. This Proposal is made solely to the Special Committee and on the condition that its terms remain confidential by the Special Committee (and may only be shared by the Special Committee to its advisors) and that it is subject to termination by us at any time. No obligations will be imposed on any person unless and until a written definitive agreement that is mutually acceptable is entered into with respect to a transaction.

We are very excited about this opportunity and look forward to discussions with you and your advisors regarding the transaction we have outlined in this letter. Please let us know if you have any questions.

Very truly yours,

Victory Capital Holdings, Inc.

By:	/s/ David Brown

David Brown

Chairman and Chief Executive Officer

Tel: [***] ● E-mail: [***] ● www.vcm.com

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No Offer or Solicitation

The release of this communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It

The release of this communication relates to a proposal which Victory has made to the Special Committee of Janus Henderson’s Board of Directors for an acquisition of Janus Henderson. In furtherance of this proposal and subject to future developments, Victory (and, if a negotiated transaction is agreed, Janus Henderson) may file one or more registration statements, proxy statements, tender offer statements or other documents with the SEC. The release of this communication is not a substitute for any proxy statement, registration statement, tender offer statement, prospectus or other document Victory and/or Janus Henderson may file with the SEC in connection with the proposed transactions.

INVESTORS AND SECURITY HOLDERS OF Victory AND Janus Henderson ARE URGED TO READ ANY PROXY STATEMENT(S), REGISTRATION STATEMENT(S), TENDER OFFER STATEMENT, PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT Victory, Janus Henderson AND THE PROPOSED TRANSACTION. Any definitive proxy statement(s) or prospectus(es) (if and when available) will be mailed to stockholders of Victory and/or Janus Henderson, as applicable. Investors and security holders will be able to obtain copies of these documents (if and when available) and other documents filed with the SEC by Victory free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Victory (if and when available) will also be made available free of charge by accessing Victory’s website at www.vcm.com.

Certain Information Regarding Participants

The release of this communication is neither a solicitation of a proxy nor a substitute for any proxy statement or other filings that may be made with the SEC. Nonetheless, Victory and its directors and certain of its executive officers and other members of management and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies in respect of any proposed transaction. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Victory’s definitive proxy statement for the 2025 annual meeting of stockholders, which was filed with the SEC on March 28, 2025 and certain of its Current Reports on Form 8-K. Additional information regarding the interests of such individuals in the proposed transaction will be included in one or more registration statements, proxy statements, tender offer statements or other documents filed with the SEC if and when they become available. These documents (if and when available) may be obtained free of charge from the SEC’s website http://www.sec.gov and Victory’s website at www.vcm.com.